EXHIBIT 99.1

NYSE:	OK
FOR RELEASE:	IMMEDIATELY
DATE:	JUNE 19, 2000
CONTACT:	ALBERT T. POTAS
(616) 771-1931

OLD KENT DECLARES FIVE PERCENT STOCK DIVIDEND

          Grand Rapids, Michigan - At a meeting held on June 19, 2000, the Board of Directors of Old Kent Financial Corporation declared a 5% stock dividend payable July 14, 2000, to shareholders of record on June 30, 2000. Management anticipates that the Corporation's next regular quarterly cash dividend will be paid on September 15, 2000, and expects that the current dividend rate of $0.22 per share will remain in effect for both current and new shares.

          Old Kent is a financial holding company headquartered in Grand Rapids, Michigan, with a 41 year history of consecutive increases in annual per share earnings and dividends. It operates nearly 300 banking offices in Michigan, Illinois, and Indiana as well as a nationwide mortgage lending franchise. Old Kent has total assets of approximately $21 billion.

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